Memorandum to All Playboy Employees
From Christie Hefner, Chairman and Chief Executive Officer

October 15, 2008

Dear Fellow Employees:

During the employee meetings earlier this year, I outlined the challenges facing the media industry and our company, including increased competition for consumers’ attention, the migration of advertisers to other platforms, and higher costs of paper, ink and other expenses. Since that time, we also have seen a steady weakening of the economy, which has greatly exacerbated the existing challenges.  It is, therefore, unavoidable that we reduce our cost structure to reflect current economic realities even as we continue to invest in our growth businesses.

Our goal is to return the company to solid profitability in 2009.  When we reported earnings two months ago, we indicated that we expected to reduce expenses by $10 million, with approximately half coming from corporate and other overhead and the other half from the publishing and television businesses.  Today we are announcing the specific actions being taken to achieve those goals.

Some of these cost savings will come from changing how we do business.  This includes capitalizing on technology in ways that include doing our own magazine pre-production work and building a more robust digital asset management system.  It also means finding outside resources to handle those functions that are not our core competencies, as we did with our Andrita studio and our catalog/e-commerce business last year.  As a result, we will outsource newsstand sales for Playboy magazine and Special Editions.

We will also respond to changes in how consumers access content and advertisers use media.  Thus, we will continue to deliver more of our content digitally, using our assets across multiple distribution platforms and adding more a la carte offerings. Given the declines in the DVD market, we will exit that business in phases over a few months to concentrate on selling that content online.

Unfortunately, the changes we are making will mean the elimination of approximately 80 positions in the company, 25 of which were open.  All of those affected have been notified, and we will provide assistance to them in their job searches.

To further reduce our cost structure, we anticipate consolidating space in Los Angeles, subletting our Santa Monica facilities and moving those employees to Media Tech.  We expect to significantly reduce travel and entertainment, as well as premium and overtime.  We will continue to look for savings in all that we do and ask each of you to do the same.  In addition, based on the company’s performance this year, the management incentive plan will not pay out, and all of us will forgo profit-sharing payments.

We also will look for ways to be environmentally responsible, which often has the additional bonus of saving money.  We already stopped sending out an annual report, and, this year, we will replace our printed holiday card with an e-card.  We are installing energy-efficient light bulbs, eliminating disposable plastic water bottles and changing to a lighter weight of magazine paper.

We filed this afternoon an 8-K with the Securities and Exchange Commission that describes both the restructuring and other charges we will be taking effective with the third quarter.  As a result of these actions, we expect to report a quarterly loss when we release earnings early next month.

Beyond near-term profitability, we need to position the company for further growth in the years ahead.  Reducing our cost structure is one element of that process.  The other is to continue growing our revenue base.   Unlike many other companies that began in print, we have profitable television, online and mobile businesses, which have domestic and international growth potential.  We have seen strong profit growth in our licensing business, and we expect that growth to continue.   This fall, the largest fragrance company in the world, Coty, will begin a global launch of Playboy fragrances, backed by a television and print campaign.  Playboy at the Palms continues to perform well, in spite of a generally weak Las Vegas market, and we are building out our even larger project in Macau.  With a record number of localized editions of Playboy around the world, we have never had higher magazine sales overseas, even while the U.S. edition remains the best-selling men’s magazine as it approaches its 55th anniversary.  We will launch a marketing campaign next year to highlight the re-launch of Playboy.com and the integration of our magazine and online businesses.

The company is well-positioned to weather these difficult economic times.  Our balance sheet is strong, our debt level is reasonable with a below market interest rate of 3%, and we have a solid cash position of more than $25 million and access to a $50 million revolving credit agreement.

It is always unsettling when market or industry conditions require recalibrating a business model, especially when people’s lives are affected.  It is, however, the reality of today’s business climate.  We will go forward, knowing that as a global, brand-driven content and lifestyle company we have great opportunities.

Thank you for your support and efforts.  I am confident that with your help we will return our company to profitability next year.

Sincerely,